Exhibit 99.1

Alliant Energy Corporate Headquarters 4902 North Biltmore Lane Madison, WI 53718-2148

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145
Investor Relations Contact: Susan Gille (608) 458-3956

Alliant Energy Announces “At-the-Market” Equity Offering

MADISON, WI – March 4, 2015 – Alliant Energy (NYSE: LNT) announced that it has filed a prospectus supplement under which it may offer and sell from time to time shares of its common stock having an aggregate gross sales price of up to $150 million through an “at-the-market” offering program. The common shares will be offered through J.P. Morgan Securities LLC, BofA Merrill Lynch, and Goldman, Sachs & Co., who will be acting as agents.

The sales, if any, will be made in “at-the-market” offerings as defined in Rule 415 of the Securities Act of 1933. In addition, the common shares may be offered and sold through privately negotiated transactions. The Company intends to use the proceeds from any offering for general corporate purposes, which may include repayment or refinancing of debt, working capital, construction and acquisition expenditures, investments and repurchases and redemptions of securities.

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering of common shares described in this communication. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or the agents will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone 1-866-803-9204; BofA Merrill Lynch at 222 Broadway, New York, NY 10038, Attn: Prospectus Department, email dg.prospectus_requests@baml.com; and Goldman, Sachs & Co., 200 West Street, New York, NY 10282, Attention: Prospectus Department, by calling (866) 471-2526, or by emailing prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Company’s common shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements. All statements related to sales of Alliant Energy’s common stock are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by market conditions, the price of Alliant Energy’s common stock, changes to our financing plan, regulatory actions or legal actions. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Alliant Energy Corporation is an energy-services provider with subsidiaries serving approximately 1 million electric and over 420,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the company’s primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT.

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